UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 23, 2026

UFP INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Michigan (State or other Jurisdiction of Incorporation)	0-22684 (Commission File Number)	38-1465835 (IRS Employer Identification No.)

2801 East Beltline, NE Grand Rapids, Michigan (Address of Principal Executive Offices)	49525 (Zip Code)

Registrant's telephone number, including area code: (616) 364-6161

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	UFPI	The NASDAQ Stock Market, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01        Entry into a Material Definitive Agreement.

Effective October 23, 2026, UFP Industries, Inc. (the “Company”) entered into a Fifth Amendment to Credit Agreement (the “Fifth Amendment”) with the foreign subsidiary borrowers party thereto, the other loan parties thereto, the lenders party thereto, and JPMorgan Chase Bank, National Association, as administrative agent. The Fifth Amendment amends the Company’s existing Credit Agreement, dated as of November 1, 2018, as previously amended (the “Credit Agreement”), among the Company, the foreign subsidiary borrowers and lenders party thereto, JPMorgan Chase Bank, National Association, as administrative agent, Wells Fargo Bank, National Association, as syndication agent, and PNC Bank, National Association, as documentation agent.

The Fifth Amendment extends the maturity date of the Company’s existing $750 million revolving credit facility to October 23, 2031, the fifth anniversary of the effective date of the Fifth Amendment. The Fifth Amendment also increases the sublimits for swingline loans and letters of credit to $75 million each and modifies the facility’s foreign currency borrowing provisions such that foreign currency borrowings are limited to swingline loans made by JPMorgan Chase Bank, N.A., in its capacity as swingline lender.

As of September 26, 2026, there were no cash borrowings outstanding under the revolving credit facility, and approximately $42 million of letters of credit were outstanding. Cash borrowings under the facility bear interest, at the Company’s option, at either (i) the Alternate Base Rate plus a margin ranging from 12.5 to 62.5 basis points or (ii) Adjusted Term SOFR plus a margin ranging from 112.5 to 162.5 basis points. The Company is also charged a facility fee on the aggregate amount of the lending commitments at a per annum rate ranging from 12.5 to 25.0 basis points. The applicable margins and facility fee rate are determined based on the Company’s adjusted leverage ratio and are payable quarterly in arrears.

Certain domestic subsidiaries of the Company have reaffirmed their guarantees of the Company’s obligations under the Credit Agreement, as amended by the Fifth Amendment, and such obligations continue to be secured by a pledge of a portion of the equity interests of certain of the Company’s foreign subsidiaries.

The foregoing description of the Fifth Amendment is a summary of its material terms and is not intended to be a complete description of the agreement. The Company expects to file the Fifth Amendment as an exhibit to its Annual Report on Form 10-K for the year ending December 26, 2026.

Item 2.03        Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

Item 7.01        Regulation FD Disclosure.

On October 26, 2026, UFP Industries, Inc. issued a press release announcing its entry into an agreement to acquire the operating assets of Apache Products, Inc., a wood pallet manufacturer headquartered in Silsbee, Texas. The transaction is expected to close on or around November 16, 2026, subject to customary closing conditions. The press release is attached to this Current Report as Exhibit 99.1.

The information in this Item 7.01, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01        Exhibits.

EXHIBIT INDEX

Exhibit Number	Document

99.1	Press Release of UFP Industries, Inc. dated October 26, 2026.

104	Cover Page Interactive Data File (the cover page XBRL tags are embedded in the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

UFP INDUSTRIES, INC.
(Registrant)

Dated: October 26, 2026	By:	/s/ Michael R. Cole

Michael R. Cole
Chief Financial Officer,
Principal Financial Officer and
Treasurer

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